UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2014

GREENESTONE HEALTHCARE CORPORATION

(Exact name of registrant as specified in its charter)

Colorado	000-15078	84-1227328
(State of Incorporation)	(Commission File Number)	(IRS Employer Number)

5734 Yonge Street, Suite 300

North York, Ontario, Canada M2M 4E7

(Address of principal executive offices)

(416) 222-5501

(Registrant’s telephone number, including area code)

 Prepared By:

Attn: Sunny Barkats, Esq.,

18 East 41st street 14th floor

New York NY, 10017

www.JSBarkats.com

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets

On December 17, 2014, GreeneStone Healthcare Corporation, a Colorado corporation (the “Registrant”), completed the sale of all of the outstanding shares of the Registrant’s Endoscopy subsidiary, 1816191 Ontario Ltd. (“1816”), for the sum of C$1,282,001.87, comprised of the agreed purchase price of C$1,250,000 and the acqusition of net assets at closing of C$32,001.87. The sale was made pursuant to that Share Purchase Agreement, dated as of October 6, 2014, by and between the Registration and Jaintheelal Parekh Medicine Professional Corporation (“Jaintheelal”). The Registrant and Jaintheelal entered into a revised Share Purchase Agreement on December 16, 2014.

Jaintheelal is owned by Dr. Jay Parekh, the Registrant’s former Medical director in charge of Endoscopy. The sale price of C$1,282,001.87 included the assumption by Jaintheelal of debt in the same amount as the sale price, which debt is owed by 1816 to the Registrant in the amount of $895,495.60 and to Jaintheelal of $386,542.27. At closing, Jaintheelal offset the assumed debt to the registrant of $895,495.60 by $277,500.00 through the cancellation of two million four hundred and eight thousand two hundred and sixty-eight shares of the Registrant’s common stock. The remainder of the assumed debt owed by 1816 to the Registrant is due June 30, 2015 and is in the form of an interest-bearing note.

Exhibit No.	Description
10.1	Share Purchase Agreement, dated as of December 16, 2014, by and between the Registrant and Jaintheelal Parekh Medicine Professional Corporation.
10.2	Collateral Note dated December 16, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GREENESTONE HEALTHCARE CORPORATION

Date: December 23, 2014	By:	/s/ Shawn E. Leon
Name: Shawn E. Leon
Title: Chief Executive Officer